Exhibit T3B-3

LIGHT – Serviços de Eletricidade S.A.

CNPJ/MF No. 60.444.437/0001-46

NIRE No. 33.3.0010644-8

Publicly-held company

Wholly-owned subsidiary of LIGHT S.A. - Under Judicial Reorganization

MINUTES OF THE EXTRAORDINARY GENERAL MEETING OF LIGHT - SERVIÇOS DE ELETRICIDADE S.A. (“Company” or “Light SESA”), HELD ON SEPTEMBER 11, 2024, DRAWN UP IN SUMMARY FORM, AS PROVIDED FOR IN §1 OF ARTICLE 130 OF LAW NO. 6.404/1976.

1. Date, time and place: On September 11, 2024, at 9:00 am, at the registered office of LIGHT - Serviços de Eletricidade S.A., located at Av. Marechal Floriano, No. 168, Downtown, Rio de Janeiro, RJ.

2. Call notice and attendance: The Company’s sole shareholder, Light S.A. - Under Judicial Reorganization, attended the Meeting, herein represented by the Officer without specific designation, Mr. Rodrigo Ribeiro Pereira Brandão, and by the Officer without specific designation, Mr. Carlos Vinicius de Sá Roriz, representing the entire capital stock, as per signatures in the Shareholders’ Attendance Book, and the publication of call notices was waived, as provided for in article 124, § 4, of Law No. 6.404/1976 (“Corporation Law”).

3. Board: Mr. Rodrigo Ribeiro Pereira Brandão, Chairman of the Board. Mr. Igor Martins Mesquita was chosen to act as secretary.

4. Agenda: To resolve on the increase in the capital stock, through the subscription and payment of two hundred and five billion, seventy-three million, five hundred and fifty-five thousand, one hundred and twenty-nine (205,073,555,129) common, book-entry shares, with no par value, in the amount of three hundred million reais (R$300,000,000.00), with the consequent amendment of article 5 of the Company’s Bylaws and the restatement of said document.

5. Reading of Documents and Drafting of Minutes: The sole shareholder waived the reading of documents related to the matter to be resolved, since their content is fully known to the shareholder.

6. Resolutions adopted:

6.1. The preparation of these minutes was approved, in the form of a summary of the facts occurred, as permitted by §1 of article 130 of the Corporation Law.

6.2. The increase in the Company’s capital stock was approved, after hearing the Fiscal Council on the matter, through the subscription and full payment of two hundred and five billion, seventy-three million, five hundred and fifty-five thousand, one hundred and twenty-nine (205,073,555,129) common book-entry shares, with no par value, in the amount of three hundred million reais (R$300,000,000.00), increasing from five billion, five hundred and forty-four million, two hundred and eighty-three thousand, six hundred and sixty-nine reais, and eighty-seven cents (R$5,544,283,669.87) to five billion, eight hundred and forty-four million, two hundred and eighty-three thousand, six hundred and sixty-nine reais, and eighty-seven cents (R$5,844,283,669.87). The two hundred and five billion, seventy-three million, five hundred and fifty-five thousand, one hundred and twenty-nine (205,073,555,129) new common shares are issued at a price of R$0.001463 per share, established based on the criterion provided for in item II of paragraph 1 of article 170 of the Corporation Law, as per the subscription slip contained in Exhibit I to these minutes.

6.3. By virtue of the above resolution, Article 5 of the Company’s Bylaws shall come into force with the wording transcribed below and, consequently, the restatement of the Bylaws is hereby approved, which shall come into force, as of this date, with the wording set out in the exhibit to these minutes (Exhibit II).

“Article 5: The Company’s capital, fully subscribed and paid up, is five billion, eight hundred and forty-four million, two hundred and eighty-three thousand, six hundred and sixty-nine reais, and eighty-seven cents (R$5,844,283,669.87), represented by six hundred and ninety-nine billion, three hundred and eighty-three million, seven hundred and eighty thousand, nine hundred and sixteen (699,383,780,916) common, book-entry shares with no par value.”

6.4. Closing: There being no further business to discuss, these minutes were drawn up, read and approved, and signed by the Board and the representatives of the sole shareholder.

Board:

Rodrigo Ribeiro Pereira Brandão	Igor Martins Mosque
Chairman of the Board	Secretary of the Board

Shareholder:

LIGHT S.A. - UNDER JUDICIAL REORGANIZATION

Rodrigo Ribeiro Pereira Brandão/ Carlos Vinicius de Sá Roriz

Exhibit I to the Minutes of the Extraordinary General Meeting of Light Serviços de Eletricidade S.A. held on September 11, 2024

SUBSCRIPTION SLIP

LIGHT S.A. - UNDER JUDICIAL REORGANIZATION, a corporation, registered with the CNPJ/ME under number 03.378.521/0001-75, with headquarters at Avenida Marechal Floriano, No. 168, part, 2nd floor, corridor A, Downtown, Postal Code: 20.080-002, Rio de Janeiro, RJ, sole shareholder of LIGHT SERVIÇOS DE ELETRICIDADE S.A. (“Company”), signs, on this date, this Subscription Slip, corresponding to 205,073,555,129 (two hundred and five billion, seventy-three million, five hundred and fifty-five thousand, one hundred and twenty-nine) common registered subscribed shares, with no par value, of the Company’s capital stock, which will be paid in by September 13, 2024, in national currency, in the amount of three hundred million reais (R$300,000,000.00).

Shareholder	Common Shares Issued	Issue Price R$(each)	Subscribed Value	Full Value
LIGHT S.A.	205.073.555.129	R$0.001463	R$300,000,000.00	R$300,000,000.00

Rio de Janeiro, September 11, 2024.

LIGHT S.A. - UNDER JUDICIAL REORGANIZATION,

Rodrigo Ribeiro Pereira Brandão/ Carlos Vinicius de Sá Roriz

Exhibit II to the Minutes of the Extraordinary General Meeting of Light Serviços de Eletricidade S.A. held on September 11, 2024

RESTATED BYLAWS OF THE COMPANY

LIGHT - SERVIÇOS DE ELETRICIDADE S.A.

CNPJ/ME No. 60.444.437/0001-46

NIRE No. 33.3.0010644-8

BYLAWS

CHAPTER I - NAME, PURPOSE, DURATION AND HEADQUARTERS

Article 1 The Company is called LIGHT - Serviços de Eletricidade S.A., and is governed by these Bylaws, by the provisions contained in Public Electric Energy Services Concession Agreement No. 001/96 and by the applicable legislation in force.

Article 2 The Company’s purpose is to operate public electric power services in the areas referred to in the Concession Agreement and in others in which, in accordance with applicable legislation, it is authorized to operate, and is prohibited from engaging in any other business activities, except those associated with this purpose - such as: multiple use of poles through onerous assignment to other users; data transmission through its facilities, in compliance with the applicable legislation; provision of technical services for the operation, maintenance and planning of third-party electrical installations; services for optimizing energy processes and consumer installations; onerous assignment of easements of overhead lines and areas of exploitable land of power plants and reservoirs, provided that they are previously approved by the Granting Authority and are accounted for separately, and for this purpose, other companies may participate as partners, shareholders or quotaholders.

Article 3 The Company shall have its registered office and domicile in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Marechal Floriano, No. 168, and by resolution of the Executive Board, the Company may open and maintain branches, offices or other facilities in any part of the Country, and for tax purposes, a portion of the capital shall be allocated to each of them. The opening and maintenance of branches, offices or other facilities abroad shall be subject to resolution by the Board of Directors.

Article 4 The Company will have an indefinite term of duration.

CHAPTER II - CAPITAL STOCK AND SHARES

Article 5 The Company’s capital, fully subscribed and paid up, is five billion, eight hundred and forty-four million, two hundred and eighty-three thousand, six hundred and sixty-nine reais, and eighty-seven cents (R$5,844,283,669.87) represented by six hundred and ninety-nine billion, three hundred and eighty-three million, seven hundred and eighty thousand, nine hundred and sixteen (699,383,780,916) common, book-entry shares with no par value.

Paragraph One - The capital stock is represented exclusively by common shares and each share corresponds to the right to one vote at the Company’s General Meetings.

Article 6 Shareholders shall have preemptive rights to subscribe to new shares issued in any capital increases of the Company, in proportion to their holdings in the Company’s capital.

CHAPTER III - COMPANY MANAGEMENT

Article 7 The Company will be managed by a Board of Directors and an Executive Board.

Paragraph One - The members of the Board of Directors and the Executive Board shall take office within thirty (30) days after their elections, upon signing an instrument of possession recorded in the books kept by the Company for this purpose, and shall remain in their positions until their substitutes take office.

Paragraph Two - The General Meeting will establish the overall annual remuneration of the Managers, including benefits of any nature, with the Board of Directors being responsible for distributing the established remuneration.

SECTION I - BOARD OF DIRECTORS

Article 8 In compliance with the provisions of article 140 of Law 6.404, of December 15, 1976 as amended (“Corporation Law”), the Board of Directors will be composed of up to nine (9) members, all elected and removable by the General Meeting, with a unified term of two (2) years, with reelection permitted.

Sole Paragraph - At the General Meeting that resolves on the election of the Board of Directors, the shareholders must define the effective number of members of the Board of Directors for the respective term.

Article 9 The Chairman and Vice-Chairman of the Board of Directors will be chosen from among the Directors, by majority vote, at the first meeting of the Board of Directors held after the respective election.

Paragraph One - The positions of Chairman of the Board of Directors and Chief Executive Officer or main executive of the Company may not be held by the same person.

Paragraph Two - The Chairman of the Board of Directors will be replaced, in the event of temporary impediments, by the Vice-Chairman, or, in the absence of the latter, by another Director to be appointed by the Chairman of the Board of Directors and, in the absence of an appointment, by the choice of the other members of the Board, by majority vote.

Paragraph Three - Except as provided in these Bylaws, in the event of a vacancy in any Director position, a meeting of the Board of Directors shall be called, at which the remaining Directors shall proceed to the new election of the replacement(s), who shall serve until the first Annual General Meeting of the Company. In the event of the vacancy occurring less than six (6) months before the Annual General Meeting, the Board of Directors may choose to leave the position vacant.

Paragraph Four - In the event of a vacancy in the majority of the positions of members of the Board of Directors, the General Meeting must be immediately convened to proceed with the new election of substitute directors who must remain in office until the end of the term of office of the member(s) replaced.

Paragraph Five - In the event of a vacancy in the position of Chairman of the Board, the Vice-Chairman shall take over and remain in office until the Board of Directors elects a new Chairman. In the event of a vacancy in the position of Vice-Chairman of the Board, a meeting of the Company’s Board of Directors shall be immediately called to elect a replacement.

Article 10 The Board of Directors shall meet, ordinarily, once every two (2) months and extraordinarily, whenever called by any of its members, or by the Chief Executive Officer with at least five (5) days’ notice, including the dates of the call and the holding of the meeting, provided that annual meetings may be waived in the absence of a matter for resolution. Meetings of the Board of Directors may be held by telephone conference, video conference or by any other means of communication in which there is unequivocal proof of participation and voting.

Paragraph One - Meetings of the Board of Directors shall only be considered validly held if attended by the majority of the Directors. Meetings attended by all Directors shall be considered valid, regardless of the call provided for in the head provision of this article.

Paragraph Two - The Director will be considered present at the meeting, even through remote attendance, provided that he/she expresses his/her vote through a written declaration, forwarded to the Chairman and/or the Board’s secretary, by the end of the meeting.

Paragraph Three - The decisions of the Board of Directors shall be taken by the vote of the majority of those present at the meeting. In the event of a tie in the resolutions, the Chairman of the Board shall have the casting vote.

Paragraph Four - In resolutions that imply a conflict of interest, including, but not limited to, those that concern the carrying out of business by the Company or its subsidiaries with related parties or interested persons, the director in conflict with the related party or interested persons who intend to carry out such business shall be absent from the room during the discussion and vote on the matter under resolution that will be taken by the majority of the other directors.

Article 11 In exercising its duties, the Board of Directors is responsible, in particular, for:

I - establishing the general orientation of the Company’s business, as well as approving business plans, annual or multi-year budgets and their revisions;

II - convening the General Meeting;

III - electing and dismissing the Company’s Statutory Officers and establish their duties;

IV - expressing an opinion on the management report, the Executive Board accounts and the consolidated balance sheets, which must be submitted for its consideration;

V - supervising the management of the Statutory Officers, examining, at any time, the Company’s books and papers, requesting information on contracts signed or in the process of being signed, and any other acts;

VI - establishing the form of distribution of the remuneration of the Company’s Managers, once the overall amount is set by the General Meeting;

VII - in compliance with legal provisions and after hearing the Fiscal Council, if in operation, it shall approve the Company’s dividend policy and declare, during the fiscal year and until the General Meeting, interim dividends, including as partial or total advance payment of the mandatory minimum dividend, on account of profits determined in a half-yearly, quarterly or shorter period balance sheet or of accumulated profits or profit reserves existing in the last balance sheet, as well as resolving on the approval and payment of interest on equity;

VIII - expressing an opinion on the creation of any capital reserve for contingencies and/or any profit reserve, as well as any operation or mechanism that may result in a reduction in the profits to be distributed to shareholders by the Company or, indirectly, by its subsidiaries;

IX - resolving on the creation of any liens and encumbrances on the Company’s movable or immovable assets, or the pledge or assignment of revenues or credit rights as collateral for financial or non-financial transactions to be entered into by the Company, whenever the total value of the assets subject to the guarantee exceeds five percent (5%) of the Company’s total net equity, or any lower percentage thereof that may be established by the Board of Directors, determined based on the Company’s most recent audited financial statements;

X - resolving on the performance of any legal transaction whose purpose is the acquisition or sale, or even the creation of liens and encumbrances of any nature by the Company on equity interests, securities, subscription or acquisition rights, in an amount exceeding fifty million reais (R$50,000,000.00);

XI - resolving on the contracting, by the Company and any of its subsidiaries, of an obligation in a single transaction or in a series of linked transactions, in an amount exceeding fifty million reais (R$50,000,000.00), including the execution of a contract, the carrying out of an investment and/or the sale or acquisition of any assets forming part of the Company’s permanent assets, as well as derivative transactions, regardless of the amount involved;

XII - approval of the Company’s association with third parties to carry out a joint venture, consortium or joint ventures;

XIII - the approval of transactions between the Company and parties related to the Company, as defined in the Related Party Transactions Policy, except for transactions between related parties for which, due to their nature, counterparty, or habitual nature within the normal course of the Company’s business, the Board of Directors has delegated its approval to the Executive Board, by means of a specific resolution or, further, through the Related Party Transactions Policy;

XIV - approval of the Company’s credit limit policy, as well as other policies provided for in the law, the approval of which is the responsibility of the Board of Directors;

XV - giving an opinion or resolving, as the case may be, on the redemption, amortization or acquisition, by the Company, of shares issued by it, for the purpose of holding them in treasury for subsequent cancellation and/or sale, in accordance with applicable legislation;

XVI - resolving on the issue of debentures convertible into shares, within the limit of the authorized capital, debentures not convertible into shares, promissory notes (“commercial papers”) and/or other credit securities or similar instruments intended for distribution in capital markets;

XVII - choosing and dismissing independent auditors;

XVIII - giving an opinion on the request to cancel the Company’s registration as a publicly-held company;

XIX - giving an opinion on the dissolution and liquidation, or even authorization that allows the Company’s management to request judicial or extrajudicial reorganization, or even to declare the bankruptcy of the Company or its subsidiaries;

XX - establishing advisory committees for the Board of Directors, the latter being responsible for defining their respective duties, operation and remuneration;

XXI - resolving on the granting of stock options to managers or employees of the Company or other companies controlled by the Company.

Paragraph One - The Company will supplement the social security of its employees, through BRASLIGHT Social Security Foundation, in the manner and means approved by the Board of Directors.

Paragraph Two - The financial limits for resolution by the Board of Directors will be adjusted, in January of each year, by the Broad National Consumer Price Index - IPCA.

SECTION II – EXECUTIVE BOARD

Article 12 The Executive Board will be composed of up to eight (8) Officers, necessarily being: one (1) Chief Executive Officer, one (1) Investor Relations Officer and other Officers without specific designation, all with a term of office of three (3) years, with re-election permitted.

Paragraph One - The Chief Executive Officer shall be responsible for choosing his/her replacement from among the other Officers in the event of his/her absence or impediment. The other Officers, in turn, shall be replaced, in the event of temporary absence or impediment, by another Officer designated by the Chief Executive Officer.

Paragraph Two - In the event of a permanent vacancy in the position of Chief Executive Officer, the Board of Directors shall elect a replacement, who shall complete the term of office of the person being replaced. In the event of a permanent vacancy in the position of any Officer, the Chief Executive Officer shall appoint a replacement from among the other Officers until the Board of Directors elects his/her permanent replacement for the remaining term of office.

Paragraph Three - The Executive Board shall meet at any time, whenever the interests of the Company so require, convened by the initiative of the Chairman or at the request of any of the Officers. Executive Board meetings may be held by telephone conference, video conference or by any other means of communication that can ensure the authenticity of the Officer’s participation and vote.

Article 13 The Officers shall perform their duties in accordance with the Company’s corporate purpose and in such a way as to ensure the normal conduct of its business and operations in strict compliance with the provisions of these Bylaws and the resolutions of the General Shareholders’ Meetings and the Board of Directors.

Article 14 The Executive Board, as a collegiate body, is responsible for, subject to the restrictions of current legislation, carrying out all acts necessary to ensure the regular operation of the Company and the conduct of the company’s business, including the approval of the duties and competences of the positions subordinate to it.

Paragraph One - The Chief Executive Officer shall be responsible for implementing the determinations of the Board of Directors and the General Meeting and for being in charge of managing the Company’s business, including monitoring the performance of the duties of the other Statutory Officers.

Paragraph Two - The Investor Relations Officer is responsible for the duties conferred by current legislation, including providing information to investors, the CVM and B3 S.A. - Brasil, Bolsa, Balcão (“B3”), as well as keeping the Company’s registration updated in accordance with applicable regulations.

Paragraph Three - Officers without specific designation will be responsible for implementing the policies and guidelines established by the Chief Executive Officer and the Board of Directors.

Article 15 The Company shall only be considered validly obligated upon signatures:

a) of any two (2) Officers, acting jointly; or

b) of any Officer, together with one (1) attorney-in-fact, acting in accordance with the limits established in the respective power of attorney; or

c) two (2) attorneys-in-fact, acting jointly and within the limits established in their respective powers of attorney; or

of at least one (1) attorney-in-fact, in the case of ad judicia and ad judicia et extra powers to represent the Company in specific judicial or administrative proceedings and incidents arising therefrom, always acting in accordance with the limits established in the respective power of attorney.

Sole Paragraph - The Company will be validly bound by the individual signature of any member of the Executive Board, if such representation is previously approved by the Board of Directors.

Article 16 Any member of the Board of Directors or attorney-in-fact, acting individually and within the limits established in the respective power of attorney, shall have the power to perform the following acts:

a) endorsement of checks, for deposit in the Company’s accounts;

b) issuing of trade notes and endorsing them for collection purposes;

c) receipt of summons, subpoenas and judicial and administrative notifications, provision of personal testimony and representation as an agent in hearings;

d) practice of administrative acts in general, before public bodies and tax and/or para-tax entities in the federal, state or municipal areas, including the Federal Revenue Service, INSS, Caixa Econômica Federal, Commercial Registries and notary offices, being able to sign petitions, requests, objections, appeals, withdrawal of defense in 1st Administrative level of jurisdiction, withdrawal of appeal in appellate administrative judgment, Chamber or Plenary at state, municipal and federal level, tax books, accounting books, commercial books, authorization to print tax documents, monthly and annual statements and/or information, petitions for use of ICMS credit, requests for reimbursement and/or offset of taxes, requests for installment payment of debts, communications, requests for clearance certificates, information guides, information statements, tax refund or offset statements and tax regularizations; and

e) compliance with and negotiation of tax, labor or social security obligations, provided that this does not result in the assumption of new obligations.

Sole Paragraph - The granting of powers of attorney by the Company, except for those intended to perform the acts provided for in article 11 above, will always depend on the signature of two (2) Officers, and the respective instruments will expressly establish the powers of the attorneys-in-fact, as well as having a maximum term of one (1) year. Exceptions are powers of attorney granted for judicial purposes, that may be granted for an indefinite term, and those that must follow requirements defined by government or regulatory bodies or that are issued within the scope of long-term financing contracts or within the scope of management contracts of guarantees linked to financing contracts with resources from banks/agencies/constitutional development/promotion funds, respecting the terms of their guarantees, which may have a determined validity period of more than one (1) year, and in the cases of the exception above, the delegation of powers with reservation of equal powers is allowed.

CHAPTER IV-FISCAL COUNCIL

Article 17 The Company will have a non-permanent Fiscal Council, which will exercise the powers imposed by law and which will only be installed upon request by shareholders representing at least two percent (2%) of the shares with voting rights.

Sole Paragraph - The Fiscal Council shall be composed of at least three (3) and at most five (5) effective members and their respective alternates, shareholders or not, resident in the country, with reelection permitted. In the fiscal years in which the installation of the Fiscal Council is requested, the General Meeting shall elect its members and establish their respective remuneration, and the term of office of the Fiscal Council members shall end on the date of the first annual General Meeting held after its installation.

CHAPTER V - GENERAL MEETING

Article 18 The General Meeting shall be annual or extraordinary. The Annual General Meeting shall be held within four (4) months following the end of the financial year and Extraordinary General Meetings shall be held whenever the interests of the Company so require.

Article 19 The General Meetings shall be chaired by the Chairman of the Board of Directors or, in his absence, by the Chief Executive Officer of the Company or, in his absence, by any of the Officers, and may be held in person, partially digitally or exclusively digitally. The Secretary of the General Meeting shall be appointed by the Chairman of the General Meeting.

Sole Paragraph - The call notice will determine, in addition to the documentation necessary to enable the shareholder’s presence at the General Meetings, the respective deadline for sending it to the Company.

Article 20 Except in cases specified by law, the decisions of the General Meeting will be taken by the affirmative vote of the majority of shareholders present.

CHAPTER VI - FISCAL YEAR AND FINANCIAL STATEMENTS

Article 21 At the end of each fiscal year, which will be on December 31 of each year, financial statements shall be prepared in accordance with applicable legal standards. The Company may, at the discretion of the Board of Directors, prepare financial statements on a half-yearly, quarterly or shorter periods, in compliance with legal requirements, and the Board of Directors may resolve and declare interim dividends to the account of net income recorded in the period or to the account of accumulated profits or profit reserves, including as an advance, in whole or in part, of the mandatory dividend for the current fiscal year.

Paragraph One - After the deductions provided for by law have been made, the General Meeting will decide on the distribution of profits based on a proposal presented by the Board of Directors, after hearing the Board of Directors and, if in operation, after obtaining the opinion of the Fiscal Council.

Paragraph Two - In each fiscal year, shareholders will be entitled to a mandatory minimum dividend of twenty-five percent (25%) of the Company’s net profit, in accordance with article 202 of the Corporation Law.

Paragraph Three - The Board of Directors may also decide to pay interest on equity in accordance with current legislation, in total or partial replacement of dividends, including interim dividends whose declaration is permitted by the “head provision” of this article, or in addition to them.

Paragraph Four - The Board of Directors shall be responsible, in compliance with current legislation, for setting, at its discretion, the amount and date of payment of each installment of interest on equity, the payment of which it shall decide.

Paragraph Five - The General Meeting will decide on the attribution, to the value of the mandatory dividend, of the net amount of interest on equity decided by the Company during the fiscal year.

Paragraph Six - Dividends and interest on equity shall be paid on the dates and at the locations indicated by the Investor Relations Officer. If they are not claimed within three (3) years from the start of payment, they shall revert to the Company.

Paragraph Seven - Failure by the Company to comply with the minimum parameters of economic and financial sustainability defined in Exhibit III of the fifth (5th) Amendment to Electric Energy Public Service Concession Agreement No. 001/96 shall imply, without prejudice to other inspection actions, the limitation of the distribution of dividends or payment of interest on equity whose value, individually or jointly, exceeds twenty-five percent (25%) of the net profit reduced or increased by the amounts allocated to the legal reserve (art. 193 of the Corporation Law) and to the contingency reserve (art. 195 of the Corporation Law) and reversal of this last reserve formed in previous fiscal years, until the regulatory parameters are restored and observable from the regulatory accounting statements of the subsequent calendar year delivered to ANEEL.

Paragraph Eight - Failure to comply with global annual limits of collective continuity indicators for two consecutive years or three times in five years may, according to ANEEL regulations, imply the limitation of distribution of dividends or payment of interest on equity, until the regulatory parameters are restored, in accordance with Paragraph Seven above.

Paragraph Nine - In the last five years of Public Electric Energy Service Concession Contract No. 001/96, in order to ensure the adequate provision of the service by the Company, the provisions of Paragraph Eight shall apply in the event of any non-compliance with the global annual limits of collective continuity indicators.

CHAPTER VII - SALE OF CONTROLLING POWER

Article 22 The sale of the Company’s Control, whether through a single transaction or through successive transactions, must be contracted under a condition, whether precedent or termination, that the acquirer of control undertakes to formulate, within a maximum period of ninety (90) days, a public offering to acquire the shares of the other shareholders, in order to ensure them equal treatment to that given to the Selling Controlling Shareholder.

Article 23 The public offering referred to in the previous article must also be carried out: (a) in cases where there is an onerous assignment of subscription rights to shares and other securities or rights related to securities convertible into shares, which results in the Company’s Sale of Control; and, (b) in the event of sale of control of a company that holds the Controlling Power of the Company, in which case the Selling Controlling Shareholder is required to declare to B3 - Brasil, Bolsa, Balcão S. A. (“B3”) the value attributed to the Company in this sale and attach documentation evidencing it.

Article 24 Anyone who already holds shares in the Company and acquires Controlling Power, by virtue of a private share purchase agreement entered into with the Controlling Shareholder, involving any number of shares, shall be required to:

a) carry out the public offering referred to in article 23 of these Bylaws; and,

b) reimburse shareholders from whom shares were purchased on the stock exchange in the six (6) months prior to the date of the Sale of Control of the Company, and must pay them any difference between the price paid to the Selling Controlling Shareholder and the amount paid on the stock exchange for shares of the Company in that same period, duly adjusted.

Article 25 The shares representing the Company’s capital stock and held by members of the controlling group or their successors, in the event of their sale and/or subscription rights or slips distributed as a result of the capitalization of profits or reserves, may not be transferred, assigned or in any way sold, free of charge or for consideration, in whole or in part, without the prior and express consent of the Granting Authority.

CHAPTER VIII – ARBITRAL TRIBUNAL

Article 26 The Company, its Shareholders, Managers and members of the Fiscal Council, both sitting and alternate, if any, undertake to resolve, through arbitration, before the Market Arbitration Chamber, in accordance with its regulations, any dispute that may arise between them, related to or arising from their condition as issuer, Shareholders, Managers and members of the Fiscal Council, in particular, arising from the provisions of Law No. 6.385/76, the Corporation Law, these Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the CVM, as well as other rules applicable to the operation of the capital market in general.

CHAPTER IX - GENERAL PROVISIONS

Article 27 The Company shall indemnify and hold harmless the members of the Board of Directors and the Executive Board of the Company (together or individually, “Beneficiaries”), in the event of any damage or loss actually suffered by the Beneficiaries as a result of the performance of their duties.

Paragraph One - The governance, conditions and limitations of the compensation covered by this Article will be established in the Compensation Policy, to be approved by the Board of Directors, and in the respective contracts with the Beneficiaries, without prejudice to the contracting of specific insurance to cover management risks.

Paragraph Two - The Beneficiaries shall not be entitled to the indemnity commitment provided for in this Article for acts performed (i) outside the exercise of their duties; (ii) in bad faith, willful misconduct, gross negligence or through fraud; (iii) in their own interest or that of third parties, to the detriment of the Company’s social interest; (iv) in other cases provided for in the Indemnity Policy.

Paragraph Three - In cases where, after a final and irrevocable decision, it is proven that the act performed by a Beneficiary is not subject to compensation, any amounts incurred by the Company in relation to such act must be reimbursed by the Beneficiary.